Exhibit 4.3

               LIMITED LIABILITY COMPANY AGREEMENT (this "Agreement") of MLP GP LLC (the "Company"), dated as of December 31, 2001, by VORNADO MLP GP L.L.C., a Delaware limited liability company ("Vornado"), and NEWKIRK MLP CORP., a Delaware corporation ("WEM"), as members of the Company (each a "Member" and together, the "Members").

               WHEREAS, the Company was formed on October 11, 2001, upon the filing of a Certificate of Formation in the office of the Office of the Secretary of State of the State of Delaware;

               NOW, THEREFORE, the parties, by execution of this Agreement, do hereby continue the Company as a limited liability company pursuant to the Delaware Limited Liability Company Act (6 Del. C. ss. 18-101, et seq.), as amended from time to time (the "Act"), upon the following terms and conditions.

               1. Name. The name of the limited liability company governed hereby is "MLP GP LLC".

               2. Purpose. The Company is formed for the sole object and purpose of acting as the general partner of The Newkirk Master Limited Partnership, a Delaware limited partnership (the "MLP"). Notwithstanding anything contained herein to the contrary, the Company shall not engage in any business, and it shall have no purpose, unrelated to such role as such general partner.

               3. Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have the power and rights and is hereby authorized to do any and all acts conferred upon a limited liability company formed pursuant to the Act to the extent necessary, appropriate, convenient or incidental to the accomplishment or furtherance of the purposes of the Company, including to take any and all actions necessary or appropriate on behalf of the MLP or its subsidiaries or in connection with their respective assets or businesses.

               4. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

               5. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware are The Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

               6. Members. The name and the mailing address of the members of the Company are as follows:

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                                                     LLC Agreement of MLP GP LLC

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               Name:                            Address:
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               Vornado                          c/o Vornado Realty Trust
                                                210 Route 4 East
                                                Paramus, New Jersey 07652
                                                Att'n: Joseph Macnow
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               WEM                              c/o First Winthrop
                                                100 Jericho Quadrangle
                                                Jericho, New York 11753
                                                Att'n: Peter Braverman
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               7. Management. (a) In accordance with Section 18-402 of the Act, but subject to Section 7(d) hereof and except as otherwise provided herein, (i) management of the Company shall be vested in the Manager (as defined below),
(ii) the Manager shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Delaware, and (iii) the Manager has the authority to bind the Company. Other than the Manager, no member of the Company, by reason of its status as such, shall have any authority to act for or bind the Company or hold itself out as having such authority.

               (b) For purposes hereof, "Manager" shall mean WEM, unless and until Vornado shall become the Manager pursuant to that certain Agreement, dated as of July 8, 1998, as amended through the date hereof, among Apollo Real Estate Investment Fund III, L.P., WEM-Brynmawr Associates LLC, Newkirk NL Holdings LLC, Newkirk RE Holdings LLC, Vornado Newkirk L.L.C. and Vornado Realty L.P. (the "Newkirk Agreement"), including Section 14.4 thereof. If Vornado shall become the Manager as contemplated by this subsection (b) at a time when the Fleet Loan (as defined in Schedule 7(d)) is outstanding, then Vornado shall amend its organizational documents to provide (for so long as the Fleet Loan remains outstanding) for an "Independent Manager" who shall have the independence qualifications of the "Independent Director" and whose consent shall be required for the same matters as the consent of such Independent Director was required (including a decision under clause (xiv) of Schedule 7(d)).

               (c) Subject in all instances to the limitations herein on its power, the Manager may, from time to time, appoint such natural persons and such entities as it deems appropriate as its delegate to conduct business on behalf of the Company, to approve transactions on behalf of the Company and to execute documents as an "Authorized Signatory" of the Company until such authorization is revoked by the Manager.


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                                                     LLC Agreement of MLP GP LLC

               (d) Without the written consent of Vornado, WEM, in its capacity as the Manager, shall not take any action described on Schedule 7(d) attached hereto, and shall not have the authority or power to take any action described on Schedule 7(d), on behalf of the Company, or on behalf of the Company on behalf of the MLP. Further, in all respects in connection with the Company or the MLP, WEM shall perform and comply with, or cause the performance and compliance with, the duties and obligations of Newkirk and the other members of the Apollo Group (as defined in the Newkirk Agreement) under the provisions of Sections 6.8 and 6.8A of the Newkirk Agreement (which relate to the operation of the MLP in accordance with real estate investment trust guidelines) to the extent required and in accordance with and subject to the same conditions expressed therein.

               8. Exculpation and Indemnification. None of the Manager, Members or officers of the Company or the Manager shall be liable to the Company or any other person or entity who has an interest in the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by the Manager, such Member or officer in good faith on behalf of the Company and in a manner believed to be within the scope of the authority conferred on the Manager, such Member or officer by this Agreement, except that (a) the foregoing provisions of this sentence shall be inapplicable in respect of any act or omission taken by the Manager in violation of Section 7(d) hereof and (b) the Manger, a Member or any such officer shall generally be liable for any loss, damage or claim incurred by reason of the Manager's, such Member's or such officer's willful misconduct or gross negligence. To the fullest extent permitted by applicable law, the Manager, a Member or an officer of the Manager or the Company shall be entitled to indemnification from the Company (but only to the extent of the Company's assets, and no Member shall have any personal liability to contribute funds in respect of such indemnification) for any loss, damage or claim incurred by the Manager, such Member or such officer by reason of any act or omission performed or omitted by the Manager, such Member or such officer in good faith on behalf of the Company and in a manner believed to be within the scope of the authority conferred on the Manager, such Member or such officer by this Agreement, except that (i) WEM (and no officer of WEM) shall be entitled to be indemnified in respect of any act or omission taken by WEM in violation of Section 7(d) hereof and (ii) none of the Manager, any Member or any officer of the Manager or a Member shall be entitled to be indemnified in respect of any loss, damage or claim incurred by the Manager, such Member or such officer by reason of willful misconduct or gross negligence with respect to such acts or omissions.

               9. Dissolution. (a) The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) December 31, 2099, (ii) the written consent of the Manager (iii) at any time when there are no members unless the business of the Company is continued in a manner permitted by the Act, or (iv) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

               (b) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in
Section 18-804 of the Act.


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                                                     LLC Agreement of MLP GP LLC

               (c) The bankruptcy of a Member shall not cause a Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

               10. Admission and Capital Contributions. Each of the Members is hereby deemed admitted as a member of the Company upon its execution and delivery of this Agreement. The Members have contributed amounts in cash, and no other property, to the Company, according to the Percentage Interests set forth on Annex I hereto.

               11. Additional Contributions Optional but not Required. The Members are not required to make any additional capital contribution to the Company. However, any Member may, in its sole discretion, make additional capital contributions to the Company.

               12. Allocation of Profits and Losses. The Company's profits and losses shall be allocated to the Members according to their respective Percentage Interests as set forth on Annex I.

               13. Distributions. Distributions shall be made to the Members at the times and in such amounts as are determined by the Manager. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.

               14. Transfers; Assignments. No Member may transfer or assign in whole or in part its limited liability company interest, except (a) with the prior written consent of the other Members (provided that no such consent shall be required for a Member's assignment to the transferee, or a wholly owned subsidiary of the transferee, from such Member's Affiliate(s) under and in accordance with the provisions of the Newkirk Agreement) and (b) in accordance with the applicable requirements of any loan documents to which the Company or the MLP (or any of their respective subsidiaries) is then a party. Any transfer or assignment not permitted hereunder shall be null and void. No party to this Agreement has the right or power to confer upon any transferee the attributes of a member in the Company or the powers and rights of the Manager. The transferee of all or any part of the interest of a Member in the Company by operation of law shall not, by virtue of such transfer, succeed to any rights as a member in the Company.

               15. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company only in each instance with the consent of both Members, except in the case of a permitted assignment under
Section 14 hereof.


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                                                     LLC Agreement of MLP GP LLC

               16. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither the Members nor the Manager shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member or manager of the Company.

               17. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws, without regard to principles of conflict of laws.

               18. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by each Member.

               19. Counterparts; Facsimile. This Agreement may be executed in counterparts and delivery of executed copies may be effected by facsimile.

                    IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of the date first above written.

                    MEMBERS:

                    VORNADO MLP GP L.L.C., a Delaware limited liability company

                    By: Vornado Realty L.P., its sole member

                        By: Vornado Realty Trust, its general partner

                            By: /s/ Joseph Macnow
                                -------------------------------------
                                Name: Joseph Macnow
                                Title: Executive Vice President,
                                       Finance and Administration


                    NEWKIRK MLP CORP., a Delaware limited liability

                    By: /s/ Peter Braverman
                        -------------------------------------
                        Name: Peter Braverman
                        Title: Executive Vice President


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                                                     LLC Agreement of MLP GP LLC

                                     ANNEX I

                         Percentage Interests of Members

Vornado        50%

WEM            50%

                                  SCHEDULE 7(d)

                  [List of decisions requiring Vornado consent]

(i) create, incur, assume or materially modify any debt or issue any guarantees on behalf of the MLP or any of its subsidiaries or the Company or any of its subsidiaries (collectively, "MLP Entities"), except for (A) the creation, incurrence, assumption or modification of debt in the aggregate principal amount not to exceed $2.5 million at any time outstanding for MLP Entities and all Covered Transaction Entities (such term, any other capitalized term not defined in this Schedule or the Agreement to which it is attached shall be as defined in the Newkirk Agreement), taken together, (B) guarantees of any debt incurred pursuant to clause (A) above, (C) other guarantees for MLP Entities and all Covered Transaction Entities taken together which when added to the then outstanding principal amount of the debt permitted by clause (A) above shall not exceed $2.5 million, and (D) the incurrence of indebtedness and other obligations (collectively, the "Fleet Loan") pursuant to the Loan Agreement, dated as of December 31, 2001, among the MLP, Fleet National Bank, as Agent, and the "Lenders" identified therein, and pursuant to the other documents and agreements related thereto in favor of said Agent and Lenders. For purposes of this clause (i) and clause
        (ii) below, the amount of any guarantee shall be equal to the amount of the obligation guaranteed thereunder or, if less, the amount to which such guarantee is specifically limited;

(ii) create, incur, assume or materially modify any debt or issue any guarantees on behalf of any individual MLP subsidiary, except for, subject to clause (i) above, (A) the creation, incurrence, assumption or modification of debt in an aggregate principal amount not to exceed $100,000 at any time outstanding for any individual MLP subsidiary, (B) guarantees of any debt incurred pursuant to clause (A) above, and (C) other guarantees for any MLP subsidiary that, when added to the then outstanding principal amount of the debt for such MLP subsidiary shall not exceed $100,000;


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                                                     LLC Agreement of MLP GP LLC

(iii) create, grant or assume any pledge or other security interest with respect to the property of the Company or any MLP Entity, except for security interests securing debt or guarantees made pursuant to clause
        (i) or clause (ii) above;

(iv) sell, alone or in a series of related transactions, a material amount of the assets of any MLP Entity; as used herein "material" shall mean with a gross asset value of $100,000 or more;

(v)     [intentionally omitted];

(vi) admit additional members or partners or issue any equity or other beneficial interest in the Company (or any subsidiary thereof) or any other MLP Entity;

(vii) carry out any merger, sale of a significant portion of the business or assets, consolidation, reorganization, dissolution, winding up, liquidation or other similar transaction of or involving the Company or any other MLP Entity;

(viii) amend this Agreement or any organizational document of any other MLP Entity;

(ix) distribute cash or other assets of the Company or, other than to the Company or any wholly-owned subsidiary thereof, any other MLP Entity;

(x) engage in any transaction involving the Company or any other MLP Entity, on the one hand, and a party hereto or an Affiliate of such party, on the other hand, except for (a) transactions described on Schedule (x) hereto, and (b) transactions involving U.S. Realty Advisors LLC and Winthrop Financial as described on Schedule (x) hereto;

(xi)    purchase assets, including securities;

(xii) forgive any debt in excess of $25,000 owed to the Company or any other MLP Entity;

(xiii) enter into any contract or instrument providing for (A) personal liability on the part of Vornado, Vornado Trust, Vornado Parent, any Vornado LP or any other member of the Vornado Group or, (B) to the extent indemnification therefor will be sought hereunder from the Company, any MLP Entity or any member of the Vornado Group, any personal liability on the part of any member of the Apollo Group;

(xiv) institute bankruptcy proceedings, or acquiesce in any insolvency filing, with respect to the Company or any subsidiary thereof or any other MLP Entity;

(xv) grant other persons or entities control rights with respect to any material aspect of the business or affairs of the Company or any other MLP Entity except as an ordinary incident to a loan transaction otherwise permitted under the above terms of this Schedule or resulting from a transfer permitted pursuant to the Agreement;


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                                                     LLC Agreement of MLP GP LLC

(xvi) change the nature or business of the Company or any other MLP Entity in any material respect;

(xvii)  select or change the accountants to the Company or any other MLP Entity;

(xviii) settle any claim by or against the Company or any other MLP Entity in which the amount asserted is $25,000 or more or if the settlement requires an admission of guilt or wrongdoing;

(xix) except as permitted by the Agreement, sell, transfer, encumber, pledge or otherwise convey in any respect any interest or asset of any MLP Entity, or any cash flow therefrom; or

(xx) operate any MLP Entity in a manner inconsistent with the REIT Deal Summary or Optional REIT Summary approved or deemed approved by Vornado.


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